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                                                                   EXHIBIT 23(c)





                          CONSENT OF FINANCIAL ADVISOR



We hereby consent to the use in this Registration Statement on Form S-4 of First United Bancshares, Inc. of our letter to the Board of Directors of First Republic Bancshares, Inc. included as Annex IV to the Proxy Statement/Prospectus that is part of the Registration Statement, and to the references to such letter and to our firm in the Proxy Statement/Prospectus.
In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.




/s/ BROWN, BURKE, CAPITAL PARTNERS, INC.
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Brown, Burke Capital Partners, Inc.
February 2, 1998